UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 23, 2025

ARCADIUM LITHIUM PLC

(Exact name of registrant as specified in its charter)

Bailiwick of Jersey	001-38694	98-1737136
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1818 Market Street, Suite 2550 Philadelphia, PA United States 19103	Suite 12, Gateway Hub Shannon Airport House Shannon, Co. Clare Ireland V14 E370

(Address of principal executive offices, including zip code)

215-299-5900	353-1-6875238

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, par value $1.00 per share	ALTM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Credit Agreement

On January 22, 2025, the Company entered into a commitment letter (the “Commitment Letter”) with Rio Tinto plc, pursuant to which Rio Tinto plc (or an affiliate thereof) has committed to provide Arcadium Lithium Financing IRL Designated Activity Company with (i) a first lien secured term loan facility in an aggregate principal amount of $200.0 million (the “Pari Passu Term Loan Facility”, and the loans thereunder, the “Pari Passu Term Loans”) and (ii) a second lien secured term loan facility in an aggregate principal amount of $300.0 million (the “Junior Term Loan Facility”, and together with the Pari Passu Term Loan Facility, the “Term Loan Facilities”; and the loans thereunder, the “Junior Term Loans”, and together with the Pari Passu Term Loans, the “Term Loans”). The availability of the Term Loan Facilities is subject to the satisfaction of certain conditions precedent set forth in the Commitment Letter.

The obligations under the Term Loan Facilities will be guaranteed by the same entities that guarantee the obligations under the amended and restated credit agreement, dated as of September 1, 2022 (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time prior to the date hereof, the “Existing Revolving Credit Facility”), by and among the Company, certain subsidiaries of the Company as guarantors, the lenders and issuing banks from time to time party thereto and Citibank, N.A. as administrative agent. In addition, (i) the Pari Passu Term Loan Facility will be secured by first-priority liens on the same assets that secure the Existing Revolving Credit Facility and (ii) the Junior Term Loan Facility will be secured by second-priority liens on the same assets that secure the Existing Revolving Credit Facility.

The proceeds of the Term Loans may be used for certain capital expenditures payments of the Company and its subsidiaries. The principal amount of the Term Loans, together with accrued and unpaid interest thereon, will be due and payable on September 1, 2027. The Term Loans may be prepaid by the Company at any time in whole or in part, subject to certain minimum thresholds, without penalty or premium, subject to customary breakage costs for certain types of loans.

The Term Loans will bear interest at adjusted term SOFR (defined as the forward-looking SOFR term rate published by CME Group Benchmark Administration Limited plus 0.10% per annum subject to a floor of zero) plus an applicable margin, as determined in accordance with the provisions of the definitive documentation for the Pari Passu Term Loans (the “Pari Passu Credit Agreement”) and the Junior Term Loans (the “Junior Credit Agreement”, and together with the Pari Passu Credit Agreement, the “Credit Agreements”). Interest will be payable on the last day of an interest period.

The Credit Agreements will contain customary representations and warranties and customary affirmative and negative covenants including, among other requirements, limitations on indebtedness, liens, fundamental changes, advances, investments and loans, sale of assets, sale and leaseback transactions, restricted payments, nature of business, modification of constituent documents, transactions with affiliates, and negative pledges. Further, the Credit Agreements will contain the same financial covenants as the Existing Revolving Credit Facility, which will require the maintenance of a maximum leverage ratio and a minimum interest coverage ratio.

The Credit Agreements will contain events of default that include, among others, non-payment of principal, interest or fees, breach of covenants, inaccuracy of representations and warranties, cross defaults to certain other indebtedness, bankruptcy and insolvency events, material judgments, and events constituting a change of control. Upon the occurrence and during the continuance of an event of default, the lender may accelerate the obligations under the applicable Credit Agreement.

Item 9.01. Financial Statements and Exhibits.

Exhibit	Description
10.1	Commitment Letter, dated as of January 22, 2025, among Arcadium Lithium plc and Rio Tinto plc
104	Cover Page Interactive Data File (formatted as Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCADIUM LITHIUM PLC

By:	/s/ Gilberto Antoniazzi
	Name: Title:	Gilberto Antoniazzi Vice President and Chief Financial Officer

Dated: January 23, 2025